Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	Michael Sund
March 6, 2007		(858) 503-3233

MAXWELL TECHNOLOGIES REPORTS 4th QUARTER AND FISCAL YEAR ‘O6 FINANCIAL RESULTS

Transportation and Industrial Applications Drive 53% Year-Over-Year Ultracapacitor Revenue Growth

CONFERENCE CALL & WEBCAST AT 5 P.M. (EST) TODAY, MARCH 6, 2007 - DETAILS BELOW

SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL) today reported net income of approximately $633,000, or $0.03 per share, on revenue of $15.1 million for its fourth quarter ended December 31, 2006, compared with a net loss of $1.1 million, or $0.06 per share, on revenue of $12.6 million for the same period in 2005. The current quarter results reflect a non-cash gain of $5.0 million, or $0.30 per share, for a change in calculated fair value of conversion features of convertible debentures, and non-cash expenses of $1.3 million, or $0.07 per share, of amortization related to convertible debentures and compensation expense for stock option and restricted stock grants.

BOOSTCAP® ultracapacitor revenue for the fourth quarter ended December 31, 2006, totaled $5.4 million, compared with $3.2 million for the same period in 2005, and increased by 53 percent, year-over-year, from $12.1 million in fiscal year 2005, to $18.5 million in FY2006.

“Heavy transportation, wind energy and telecommunications applications were mainly responsible for ultracapacitor revenue growth in 2006,” said Dr. Richard Balanson, Maxwell’s president and chief executive officer. Although it appears that ultracapacitor revenue will be lower in Q1 than it was in Q4 as a result of a major customer’s internal production delays unrelated to ultracapacitors, we expect sales into those key applications to be major drivers in accelerating demand exiting Q1 and for the remainder of 2007. While overall growth prospects for the full year remain bright, we expect company revenue for the first quarter ending March 31 to be lower than it was in the fourth quarter, due to the combined effect of the aforementioned delayed ultracapacitor shipments and Microelectronics revenue returning to its normal run rate after a higher-than-normal Q4 as a result of catch-up payments for the U.S. weather satellite program.”

Other significant recent developments include:

•	Appointment of Prof. Burkhard Goeschel, who retired in November 2006 as a member of BMW Group’s management board, to Maxwell’s board of directors;
•	Receipt of the company’s largest-ever, 3 million-unit D-cell ultracapacitor order for a wind energy application;
•	Receipt of a purchase order for 100,000 square meters of Maxwell’s proprietary ultracapacitor electrode material from a licensee in China, and
•	Introduction of the first of a new family of multi-cell ultracapacitor modules designed specifically for heavy transportation applications.

“Ultracapacitor-based solutions are demonstrating the ability to improve the efficiency of virtually any device or system that consumes electrical energy, so we are moving aggressively to expand internal and external production and distribution capabilities to ensure that we are able to build market share and satisfy anticipated growth in global demand,” Balanson said. “Meanwhile, we continue to balance long-term investments in design and development programs for future automotive applications, which represent ultracapacitors’ largest long-term growth opportunity, with projects to support more immediate production ramps in the heavy vehicle, electric rail, wind energy, telecommunications and other markets that are driving near-term revenue growth.”

Gross margin increased, quarter-to-quarter, from 20 percent in Q306 to 24 percent in Q4, reflecting ongoing improvements in ultracapacitor manufacturing costs and production efficiency. Cash and investments in marketable securities totaled $19.4 million as of December 31, 2006, compared with $20.8 million as of September 30, 2006. Complete financial statements will be available with the filing of the company’s Annual Report on Form 10-K with the Securities & Exchange Commission within the next several days.

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MAXWELL REPORTS 4th QUARTER AND FY06 FINANCIAL RESULTS

Management will conduct a conference call and simultaneous webcast to discuss fourth quarter and fiscal year 2006 financial results and the outlook for 2007 at 5 p.m. (EST) today. The call may be accessed by dialing toll-free, (800) 896-8445 from the U.S. and Canada, or (785) 830-1916 for international callers. The webcast may be accessed via the following link: http://www.videonewswire.com/event.asp?id=38192 and subsequent replay may be accessed at the company’s web site via the following link: http://www.maxwell.com/investors/index.asp.

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

Forward-Looking Statements—Statements in this news release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	the company’s history of losses and uncertainty about its ability to achieve or maintain profitability;
•	development and acceptance of products based on new technologies;
•	demand for original equipment manufacturers’ products reaching anticipated levels;
•	general economic conditions in the markets served by the company’s products;
•	cost-effective manufacturing and the success of outsourced manufacturing;
•	the impact of competitive products and pricing;
•	risks and uncertainties involved in foreign operations, including the impact of currency fluctuations;
•	product liability or warranty claims in excess of reserves.

For further information regarding risks and uncertainties associated with Maxwell’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Maxwell’s investor relations department at (858) 503-3434 or at our investor relations website: http://www.maxwell.com/investors/sec-filing.asp. All information in this release is as of March 6, 2007. The company undertakes no duty to update any forward-looking statement to reflect actual results or changes in the company’s expectations.

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MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
Revenues:
Products	$14,802	$12,609	$52,438	$45,437
License fees	338	—	1,447	—

Total revenues	15,140	12,609	53,885	45,437
Cost of sales	11,454	8,019	41,586	31,403

Gross profit	3,686	4,590	12,299	14,034
Operating expenses (income):
Selling, general and administrative	3,940	4,484	16,379	14,127
Research and development	3,045	1,906	10,062	7,175
Amortization of other intangibles	19	19	76	76
Loss (gain) on disposal of property and equipment	(14)	(2)	(80)	40

Total operating expenses	6,990	6,407	26,437	21,418

Loss from operations	(3,304)	(1,817)	(14,138)	(7,384)
Interest income (expense), net	(204)	66	(431)	198
Amortization of debt discount and prepaid costs	(904)	(100)	(3,616)	(100)
Gain on embedded derivatives and warrants	5,030	800	1,980	800
Other (expense) income, net	213	(27)	113	281

Income (loss) from continuing operations before income taxes	831	(1,078)	(16,092)	(6,205)
Income tax provision (benefit)	31	57	208	49

Income (loss) from continuing operations	800	(1,135)	(16,300)	(6,254)
Discontinued operations:
Income (loss) from discontinued operations, net of tax	(167)	15	(195)	(40)

Net income (loss)	$633	$(1,120)	$(16,495)	$(6,294)

Net income (loss) per common share—basic and diluted:
Income (loss) from continuing operations	$0.04	$(0.07)	$(0.97)	$(0.39)
Income (loss) from discontinued operations, net of tax	(0.01)	0.01	(0.01)	—

Net income (loss) per common share	$0.03	$(0.06)	$(0.98)	$(0.39)

Shares used in computing net loss per common share—basic and diluted	16,981	16,368	16,876	16,029

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(Unaudited)

	December 31 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$8,159	$25,760
Investments in marketable securities	3,228	696
Trade and other accounts receivable, net	9,749	6,915
Inventories, net	14,894	9,536
Prepaid expenses and other current assets	1,596	841

Total current assets	37,626	43,748
Property and equipment, net	13,621	10,368
Other intangible assets, net	1,395	1,541
Goodwill	19,786	18,549
Prepaid pension asset	10,371	4,930
Restricted cash	8,000	8,000
Other non-current assets	870	1,328

	$91,669	$88,464

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$9,383	$6,870
Accrued warranty	795	632
Accrued employee compensation	2,543	2,588
Short-term borrowings and current portion of long-term debt	5,688	1,695
Deferred tax liability—current portion	392	291
Net liabilities of discontinued operations	63	527

Total current liabilities	18,864	12,603
Deferred tax liability, long-term	1,365	1,198
Convertible debentures and long-term debt, excluding current portion	22,527	22,212
Stock warrants	1,850	2,600
Commitments and contingencies	—	—
Stockholders' equity:
Common stock, $0.10 par value per share, 40,000 shares authorized; 17,261 and 16,600 shares issued and outstanding at December 31, 2006 and 2005, respectively	1,726	1,660
Additional paid-in capital	141,294	136,135
Unearned compensation	—	(2,438)
Accumulated deficit	(104,361)	(87,600)
Accumulated other comprehensive income	8,404	2,094

Total stockholders' equity	47,063	49,851

	$91,669	$88,464